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                                  EXHIBIT 23.1

                     CONSENT OF CROWE CHIZEK AND COMPANY LLC

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                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement on Form S-8 of Central Federal Corporation, Central Federal Bank Employees' Savings & Profit Sharing Plan and Trust of our report dated February 12, 2004, on the consolidated balance sheets of Central Federal Corporation as of December 31, 2003 and 2002 and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003, which report was incorporated by reference in the Annual Report Form 10-KSB of Central Federal Corporation for the year ended December 31, 2003.





                                                    Crowe Chizek and Company LLC

Cleveland, Ohio
March 29, 2004